CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Registration Statement on Form N-4 of our report dated March 31, 2025, relating to the statutory-basis financial statements of Athene Annuity and Life Company. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such a Registration Statement.

/s/ Deloitte & Touche LLP

Des Moines, Iowa
May 13, 2025